Exhibit 99.2

BOXLIGHT CORPORATION

UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL INFORMATION

Background

On September 24, 2020, Boxlight Corporation (the “Company”) acquired 100% of the outstanding shares of Sahara Holdings Limited, a private limited company operating under the laws of England and Wales, and all of its subsidiaries, including Sahara Presentation Systems PLC (collectively, “Sahara”) (the “Transaction”). Sahara is a distributor of audio and video software and equipment including the Clevertouch branded product line of interactive touch screens. This strategic acquisition expands the Company’s geographic footprint, industry verticals served, and enhances the Company’s technology and product offerings.

As consideration for the purchase of Sahara, the Company transferred $80.2 million to the Sellers, consisting of $50.9 million in cash and $29.3 million in convertible preferred stock. The Company issued 1,586,620 shares of Series B convertible redeemable preferred stock (the “Series B Preferred Stock”) and 1,320,850 shares of Series C convertible redeemable preferred stock (the “Series C Preferred Stock”). No contingent consideration was issued. The estimated preliminary fair value of the preferred shares issued was approximately $18.2 million and $11.1 million for the Series B Preferred Stock and Series C Preferred Stock, respectively. The consideration for the purchase of Sahara does not include GBP 12 million (approximately $15.3 million) of Sahara’s cash held in escrow for payment to the Sellers in connection with the acquisition.

The Company has a fiscal year ending December 31 and prepares its financial statements and related notes in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) using U.S. Dollars (“USD”) as the presentational currency. Sahara also has a fiscal year ending December 31 but historically prepared its financial statements and related notes in conformity with accounting practices generally accepted in the United Kingdom (“U.K. GAAP”) using British Pounds (“GBP”) as the functional and presentational currency.

Unaudited Pro Forma Condensed Combined Financial Information

The following unaudited pro forma condensed combined financial information of the Company has been prepared to give effect to (i) the Transaction as if it had been consummated on June 30, 2020 for purposes of the pro forma condensed combined balance sheet and (ii) the Transaction as if it had been consummated on January 1, 2019 for purposes of the pro forma condensed combined statements of operations. The historical combined financial information has been adjusted to give effect to pro forma events that are: (1) directly attributable to the Transaction, (2) factually supportable, and (3) are expected to have a continuing impact on the combined results. In the opinion of management, all adjustments necessary to present fairly the unaudited pro forma combined financial information have been made. The assumptions underlying the pro forma adjustments are described fully in the accompanying notes, which should be read in conjunction with the unaudited pro forma condensed combined financial information.

The historical financial data for the Company and Sahara has been derived from their respective consolidated financial statements as of the date and for the periods indicated.

This pro forma financial information is presented in USD and U.S. GAAP. Sahara financial data has been converted into U.S. GAAP. Additionally, Sahara financial data has been converted from GBP into USD at the spot rate on June 30, 2020 for the balance sheet and at average rates over the relevant periods for the statements of operations. The following rates were used:

Period	GBP to USD
Spot rate at June 30, 2020	1.2368
Average rate for the six months ended June 30, 2020	1.2609
Average rate for the year ended December 31, 2019	1.2770

The pro forma adjustments are based on a preliminary purchase price allocation. The final allocation will be based on final appraisals and other analysis of the fair value of, among other items, identifiable intangible assets, goodwill, income taxes and contingencies. Differences, if any, between the preliminary and final allocation could have a material impact on the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information should be read in conjunction with the Company’s audited consolidated financial statements as of and for the year ended December 31, 2019, its unaudited condensed consolidated financial statements as of and for the six months ended June 30, 2020, and its unaudited condensed consolidated financial statements as of and for the nine months ended September 30, 2020, included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, its quarterly report on Form 10-Q for the six months ended June 30, 2020, and its quarterly report on Form 10-Q for the nine months ended September 30, 2020, respectively, and Sahara’s audited financial statements as of and for the year ended December 31, 2019, included in this Form 8-K. For purposes of the and the pro forma condensed combined balance sheet as of June 30, 2020 and the pro forma condensed combined statement of operations for the six months ended June 30, 2020, Sahara’s historical amounts were derived from the historic unaudited accounting records of Sahara as of and for the six months ended June 30, 2020, respectively.

The unaudited pro forma condensed combined financial information is not necessarily indicative of the financial position or results of operations that would have been achieved as of the date or for the periods indicated, or the results of operations or financial position that may be achieved in the future. The unaudited pro forma condensed combined financial information does not take into account any cost synergies that may arise in connection with the integration of the Company and Sahara.

The unaudited pro forma combined condensed financial information included herein has been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and certain footnote disclosures normally included in financial statements prepared in accordance with U.S. GAAP have been condensed or omitted pursuant to these rules and regulations; however, management believes that the disclosures are adequate to make the information presented not misleading.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF JUNE 30, 2020

	Boxlight Historical	Sahara Historical	Pro Forma Adjustments		Total Pro Forma Boxlight
ASSETS
Current asset:
Cash and cash equivalents	$6,133,053	$13,415,011	$(12,711,148)	(2)	$6,836,916
Accounts receivable – trade, net of allowances	5,356,940	15,783,922	-		21,140,862
Inventories, net of reserves	2,868,192	15,648,956	4,844,917	(3)	23,362,065
Prepaid expenses and other current assets	3,172,768	3,093,527	(231,904)	(3)	6,034,391
Total current assets	17,530,953	47,941,416	(8,098,135)		57,374,234

Property and equipment, net of accumulated depreciation	198,653	172,414	-		371,067
Intangible assets, net of accumulated amortization	5,574,666	-	48,311,082	(3)	53,885,748
Goodwill	4,723,549	-	16,544,926	(3)	21,268,475
Other assets	62,327	2,617,688	663,210	(3)	3,343,225
Total assets	$28,090,148	$50,731,518	$57,421,083		$136,242,749

LIABILITIES, MEZZANINE EQUITY AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued expenses	$3,802,221	$9,341,095	$349,193	(4)	$13,492,509
Accounts payable and accrued expenses – related parties	2,221,350	-	-		2,221,350
Warranty reserve	2,713	-	-		2,713
Current portion of debt – third parties	5,388,350	-	9,567,758	(5)	14,956,108
Current portions of debt – related parties	383,726	-	-		383,726
Earn-out payable – related party	122,372	-	-		122,372
Deferred revenues – short-term	1,577,992	5,631,248	(2,697,368)	(3)	4,511,872
Derivative liabilities	192,304	-	-		192,304
Other short-term liabilities	30,560	-	-		30,560
Total current liabilities	13,721,588	14,972,343	7,219,583		35,913,514

Deferred revenues – long-term	2,350,154	10,869,921	(5,206,692)	(3)	8,013,383
Long-term debt – third parties	1,277,980	-	9,512,242	(5)	10,790,222
Long-term debt – related parties	-	-	-		-
Other long-term liabilities	9,006	135,385	9,179,106	(3)	9,323,497
Total liabilities	17,358,728	25,977,649	20,704,239		64,040,616

Commitments and contingencies

Mezzanine equity:
Series B preferred stock, $0.0001 par value, 1,586,620 shares designated, 1,586,620 shares issued and outstanding	-	-	18,181,000	(6)	18,181,000

Series C preferred stock, $0.0001 par value, 1,320,850 shares designated, 1,320,850 shares issued and outstanding	-	-	10,690,267	(6)	10,690,267
Total mezzanine equity	-	-	28,871,267		28,871,267

Stockholders’ equity:
Preferred stock, $0.0001 par value, 50,000,000 shares authorized:

Series A preferred stock, $0.0001 par value, 250,000 shares designated, 167,972 shares issued and outstanding	17	-	-		17
					-
Common stock, $0.0001 par value, 200,000,000 shares authorized	3,186	124	1,601	(2), (7)	4,911
					-
Additional paid-in capital	45,596,815	154,746	32,792,168	(2),(6),(7)	78,543,729
Subscriptions receivable	(200)	-	-		(200)
Accumulated deficit	(34,722,050)	24,598,999	(24,948,192)	(4), (7)	(35,071,243)
Accumulated other comprehensive income (loss)	(146,348)	-	-		(146,348)
Total stockholders’ equity	10,731,420	24,753,869	7,845,577		43,330,866

Total liabilities, mezzanine and stockholders’ equity	$28,090,148	$50,731,518	$57,421,083		$136,242,749

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE SIX MONTHS ENDED JUNE 30, 2020

					Total
	Boxlight	Sahara	Pro Forma		Pro forma
	Historical	Historical	Adjustments		Boxlight

Revenues, net	$13,550,767	$40,080,978	$(1,075,213)	(8)	$52,556,532
Cost of revenues	9,269,157	28,465,405	325,725	(9)	38,060,287
Gross profit	4,281,610	11,615,573	(1,400,938)		14,496,245

Operating expense:
General and administrative expenses	7,137,215	7,459,955	3,286,338	(9), (10)	17,883,508
Research and development	601,966	-	434,502	(9)	1,036,468
Total operating expense	7,739,181	7,459,955	3,720,840		18,919,976

Loss from operations	(3,457,571)	4,155,618	(5,121,778)		(4,423,731)

Other income (expense):
Interest expense, net	(1,087,536)	23,477	(735,179)	(11)	(1,799,238)
Other income (expense), net	75,605	-	680,428	(9)	756,033
Changes in fair value of derivative liabilities	(45,700)	-	-		(45,700)
Gain from settlements of liabilities	1,139,583	-	-		1,139,583
Total other income (expense)	81,952	23,477	(54,751)		50,678

Provision (benefit) for income taxes	-	839,237	(843,857)	(12)	(4,620)

Net (loss) income	$(3,375,619)	$3,339,858	$(4,332,672)		$(4,368,433)

Preferred stock dividends	-	-	674,995	(13)	674,995

Net (loss) income available to common shareholders	$(3,375,619)	$3,339,858	$(5,007,667)		$(5,043,428)

Net loss per common share – basic and diluted	$(0.22)				$(0.15)
Weighted average number of common shares outstanding – basic and diluted	15,065,644		18,245,011	(14)	33,310,655

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2019

					Total
	Boxlight	Sahara	Pro Forma		Pro forma
	Historical	Historical	Adjustments		Boxlight

Revenues, net	$33,030,357	$98,753,337	$(2,390,786)	(8)	$129,392,908
Cost of revenues	24,088,639	76,216,561	(1,243,143)	(9)	99,062,057
Gross profit	8,941,718	22,536,776	(1,147,643)		30,330,851

Operating expense:
General and administrative expenses	15,771,187	14,123,183	6,252,144	(9), (10)	36,146,514
Research and development	1,229,480	-	929,968	(9)	2,159,448
Total operating expense	17,000,667	14,123,183	7,182,112		38,305,962

Loss from operations	(8,058,949)	8,413,593	(8,329,755)		(7,975,111)

Other income (expense):
Interest expense, net	(1,793,610)	45,895	(2,828,886)	(11)	(4,576,601)
Other income (expense), net	87,674	-	(577,093)	(9)	(489,419)
Changes in fair value of derivative liabilities	244,794	-	-		244,794
Gain from settlements of liabilities	118,013	-	-		118,013
Total other income (expense)	(1,343,129)	45,895	(3,405,979)		(4,703,213)

Provision (benefit) for income taxes	-	1,676,153	(1,692,301)	(12)	(16,148)

Net (loss) income	$(9,402,078)	$6,783,335	$(10,043,433)		$(12,662,176)

Preferred stock dividends	-	-	1,349,989	(13)	1,349,989

Net (loss) income available to common shareholders	$(9,402,078)	$6,783,335	$(11,393,422)		$(14,012,165)

Net loss per common share – basic and diluted	$(0.88)				$(0.48)
Weighted average number of common shares outstanding – basic and diluted	10,689,408		18,366,016	(14)	29,055,424

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1.	Basis of Presentation

The Sahara consolidated financial statements were originally prepared in accordance with U.K. GAAP, which differs in certain respects from U.S. GAAP. Reconciliations of the Sahara shareholder’s equity as of June 30, 2020 and the Sahara consolidated profit and loss for the six months ended June 30, 2020 and for the year ended December 31, 2019 from U.K. GAAP to U.S. GAAP, along with the corresponding adjustments to U.S. GAAP, are set out below:

Effect on Shareholder’s Equity as a result of significant differences between U.K. GAAP and U.S. GAAP

	Notes	As of June 30, 2020
Shareholder’s equity in accordance with U.K. GAAP		$35,913,484
U.S. GAAP Adjustments:
Deferred revenues - short term	(a)	(5,631,248)
Deferred revenues - long term	(a)	(10,869,921)
Warranty provision	(b)	2,723,867
Deferred tax asset	(c)	2,617,687
Total U.S. GAAP Adjustments:		(11,159,615)
Shareholder’s equity in accordance with U.S. GAAP		$24,753,869

Effect on profit for the financial period as a result of significant differences between U.K. GAAP and U.S. GAAP

	Notes	Six months ended June 30, 2020	Year ended December 31, 2019
Profit for the financial period in accordance with U.K. GAAP		$3,482,923	$8,087,639
U.S. GAAP Adjustments:
Revenue	(a)	(143,921)	(2,049,640)
Cost of sales – warranty provision	(b)	(32,703)	439,388
Deferred taxation	(c)	33,559	305,948
Total U.S. GAAP Adjustments:		(143,065)	(1,304,304)
Profit for the financial period in accordance with U.S. GAAP		$3,339,858	$6,783,335

Significant differences between U.K. GAAP and U.S. GAAP

The Sahara financial statements presented in this unaudited pro forma condensed combined financial information have been adjusted from U.K. GAAP to U.S. GAAP to conform with the Company’s financial statements. The information below is a summary of certain key differences between U.S. GAAP and U.K. GAAP relevant to the Sahara financial statements.

(a) Revenue from contracts with customers

In May 2014, the FASB issued Accounting Standards Update 2014-09 – Revenue from Contracts with Customers (Topic 606), as amended, which has been developed to provide a comprehensive set of principles in presenting the nature, amount, timing and uncertainty of revenue and cash flows arising from a contract with a customer. The standard was originally effective for non-public entities for periods beginning on or after December 15, 2018 with early adoption permitted. Sahara early adopted ASC 606 for the year ended 31 December 2018 (effective January 1, 2018).

In accordance with Topic 606, Sahara recognizes revenue at the amount to which it expects to be entitled when control of the products or services is transferred to its customers. Control is generally transferred when Sahara has a present right to payment and the title and the significant risks and rewards of ownership of products or services are transferred to its customers. For most of Sahara’s product sales, control transfers and, therefore, revenue is recognized when revenue is shipped at the point of origin. Sahara’s services revenue (comprised of service warranties and software maintenance) is generally recognized ratably over the service term (generally 60 months) since time is the best output measure of how those services are transferred to the customer. Under U.K. GAAP, all revenue was recognized at the time control of the product transferred, and the related estimated future warranty costs were accrued.

For contracts with multiple performance obligations, each of which represent promises within a contract that are distinct, Sahara allocates revenue to all distinct performance obligations based on their relative stand-alone selling prices (“SSPs”). Performance obligations included in Sahara’s arrangements include display panels (hardware), service warranties, software, and software maintenance services.

Sahara’s products and services included in its contracts with multiple performance obligations generally are not sold separately and there are no observable prices available to determine the SSP for those products and services. Since observable prices are not available, SSPs are established that reflect Sahara’s best estimates of what the selling prices of the performance obligations would be if they were sold regularly on a stand-alone basis. Sahara’s process for estimating SSPs without observable prices considers multiple factors that may vary depending upon the unique facts and circumstances related to each performance obligation including, when applicable, the estimated cost to provide the performance obligation, market trends in the pricing for similar offerings, product-specific business objectives, and competitor or other relevant market pricing and margins.

Sahara sells its products and services under standard terms and conditions and has applied the portfolio approach to its allocation of the transaction price. Sahara believes that the application of the portfolio approach produces the same result as if they were applied at the contract level.

Sahara has an unconditional right to consideration for all products and services transferred to the customer. That unconditional right to consideration is reflected in accounts receivable in accordance with Topic 606. Contract liabilities are reflected in deferred revenue and reflect amounts allocated to performance obligations that have not yet been transferred to the customer related to service warranties and software maintenance.

Rebates are provided to certain customers when specified volume purchase thresholds have been met. Sahara includes variable consideration in its transaction price when there is a basis to reasonably estimate the amount of the fee and it is probable there will not be a significant reversal. These estimates are generally made using the expected value method based on historical experience and are measured at each reporting date.

(b) Warranty provision

Under U.S. GAAP, as described under (a) above, the service warranty obligation is a separate performance obligation and revenue is allocated to this, and deferred over the warranty period which is generally 5 years. Any related costs are recognized when incurred.

Accordingly, the warranty provision is reversed under U.S. GAAP.

(c) Deferred taxation

Related to the U.S. GAAP adjustments described above, a deferred tax asset is created in relation to the deferred revenue and the associated reversal of the warranty provision. The asset was determined based on the UK statutory tax rate of 19% and is presented under “Other assets” on the unaudited pro forma condensed combined balance sheet.

The deferred tax adjustments on the unaudited proforma condensed combined statements of operations have also been determined based on the UK statutory tax rate of 19% for each period presented.

2.

The Sahara SPA stated that the purchase price for Sahara included a cash payment of £52.0 million ($64.3 million based on the June 30, 2020 exchange rate). Of the £52.0 million in cash paid to the Sellers, £12.0 million ($14.8 million based on the June 30, 2020 exchange rate) was Sahara’s cash prior to the acquisition, which was placed in escrow prior to the Transaction to be paid by the Company to the Sellers subsequent to the closing of the Transaction. The pro forma information as of June 30, 2020 includes an adjustment for $64.3 million related to both the amount placed in escrow by the Sellers and for the cash portion of the purchase price in the Transaction. In July 2020, the Company issued 17,250,000 shares of Class A common stock in a public offering for net proceeds of $32.0 million and then issued convertible notes with a face amount of $22.0 million (net proceeds of $20.0 million) to fund the Transaction. The pro forma information as of June 30, 2020 includes adjustments for these proceeds.

3.

In accordance with ASC 805, the Company recognized the tangible and intangible assets acquired and the liabilities assumed from Sahara at fair value at the acquisition date. The excess of the total consideration payable over the preliminary fair value of the net assets acquired was recorded as goodwill.

With respect to inventory, the pro forma adjustment amount represents the estimated adjustment to step up Sahara’s finished goods and work in process inventory to a fair value of approximately $20.5 million, an increase of $4.8 million from the carrying value. The fair value calculation is preliminary and subject to change. The fair value was determined based on the estimated selling price of the inventory less the remaining selling costs and a normal profit margin on those selling efforts. After the Transaction, the step-up in inventory fair value of $4.8 million will increase cost of sales over the next two quarters as the inventory is sold. This increase is not reflected in the pro forma condensed combined statements of operations because it does not have a continuing impact.

With respect to intangible assets, the pro forma information includes an adjustment of $48.3 million for intangible assets related to customer relationships, trademarks, and technology acquired by the Company in the Transaction with preliminary estimated fair values of $39.6 million, $5.3 million, and $3.4 million, respectively. The customer relationships and trademarks are estimated to have useful lives of 10 years while the technology is estimated to have a useful life of three years.

With respect to deferred revenue, the pro forma information includes an adjustment to decrease the assumed short-term deferred revenue obligations and long-term deferred revenue obligations to fair values of approximately $2.9 million and $5.7 million, respectively. The calculations of fair value are preliminary and subject to change. The fair values were determined based on the estimated costs to fulfill the remaining hardware maintenance obligations plus a normal profit margin. After the acquisition, this adjustment will have a continuing impact and will reduce revenue related to the assumed performance obligations as the maintenance services are provided over the next five years. See Note 8 for corresponding pro forma adjustments to revenue.

With respect to deferred taxes, the pro forma information includes an estimate of deferred tax liabilities of approximately $9.2 million included in Other long-term liabilities which represents the application of the 19% U.K. statutory tax rate to the fair value of the acquired intangible assets.

4.	A pro forma adjustment is made to Accrued expenses and other liabilities to reflect acquisition expenses incurred by the Company for the Transaction.

5.	As noted above, the Company issued convertible notes with a face amount of $22.0 million and net proceeds of $20.0 million to partially fund the Transaction. Upon issuance, the carrying amount of the convertible notes was $19.08 million due to the original issuance discount of $2 million as well as debt issuance costs of $920,000 (which includes closing fees paid to the lender of $500,000). The Company paid the lender’s closing fees of $500,000 by issuing Class A common stock to the lender.

6.	As noted above, the Company issued 1,586,620 shares of Series B Preferred Stock and 1,320,850 shares of Series C Preferred Stock as part of the Transaction. The Series B Preferred Stock has been included in the pro forma information at its estimated fair value on the date of issuance of approximately $18.2 million, which includes the conversion and redemption features as they have not been bifurcated from the host instruments. The Company determined that the Series C Preferred Stock included a beneficial conversion feature with an intrinsic value of approximately $0.4 million. The beneficial conversion feature has been separately included in the pro forma information as a component of Additional paid-in capital at its intrinsic value. The Series C Preferred Stock has been included in the pro forma information at its estimated fair value on the date of issuance (less the intrinsic value of the beneficial conversion feature described above) of approximately $10.7 million, which includes the redemption features as they have not been bifurcated from the host instrument.

7.	All Sahara equity is eliminated in the pro forma financial information.

8.	The pro forma information for the six months ended June 30, 2020 and the year ended December 31, 2019, reflects adjustments of $1.1 million and $2.4 million, respectively, related to the difference between prepayments related to Sahara’s extended maintenance arrangements and the fair value of the assumed performance obligations as they are satisfied, assuming the Transaction was consummated on January 1, 2019.

9.	Certain amounts in Sahara’s Cost of revenues and General and administrative expenses were reclassified to Research and development expenses to conform with Boxlight’s historical presentation. Additionally, Sahara recorded gains and losses on foreign currency transactions in Cost of revenues. Foreign currency gains of approximately $680,000 for the six months ended June 30, 2020 and foreign currency losses of approximately $577,000 for the year ended December 31, 2019, have been reclassified to Other income (expense), net to conform with Boxlight’s historical presentation.

10.

The pro forma information presented for the six months ended June 30, 2020 and the year ended December 31, 2019, reflects amortization adjustments of $2.8 million and $5.6 million, respectively, related to intangible assets acquired by the Company in the Transaction. The pro forma information presented for the year ended December 31, 2019 reflects an adjustment of approximately $231,000 to remove intangible asset amortization expense recorded in Sahara’s historical financial information. No amortization expense was recorded in Sahara’s historical financial information for the six months ended June 30, 2020; therefore, no pro forma adjustment was required for that period.

The Company granted approximately 2.7 million restricted stock units in connection with the Transaction with an aggregate grant-date fair value of approximately $4.5 million. The awards vest on a quarterly basis over four years. The pro forma information presented for the six months ended June 30, 2020 and the year ended December 31, 2019, reflects stock compensation expense of $0.6 million and $1.1 million, respectively, related to restricted stock units issued by the Company to Sahara employees in connection with the Transaction. No stock compensation expense was recorded in the Sahara historical financial statements for the six months ended June 30, 2020 or the year ended December 31, 2019; therefore, no pro forma adjustment was required for either period. Certain share-based payment awards granted by Sahara to certain Sahara employees prior to the Transaction (designated as the “EMI” awards in the Sahara historical financial statements) vested and were settled in connection with the Transaction (i.e. as part of the purchase price of the Transaction). No adjustment has been made in the unaudited pro forma condensed combined statements of operations for the vesting of these awards as they did not have an impact on the Company’s consolidated statement of operations and will have no continuing impact on the Company’s financial results.

11.	The convertible notes bear interest at 4% per annum, compounded monthly. The pro forma information presented for the six months ended June 30, 2020 and the year ended December 31, 2019, reflects interest expense adjustments of $0.7 million and $2.8 million, respectively, relating to the convertible notes, which includes interest expense related to the accretion of the initial discount and debt issuance costs related to the notes. In addition, the Company has assumed that none of the notes were converted to equity, nor are they currently dilutive.

12.	The pro forma information presented for the six months ended June 30, 2020, and the year ended December 31, 2019, includes a benefit for income taxes of approximately $0.8 million and $1.7 million, respectively, which was determined by applying the U.K. statutory rate of 19% to the net pro forma adjustments before tax (excluding adjustments for interest expense) for each period presented. No tax benefit was estimated for the pro forma adjustments for interest expense as those amounts apply to the Company’s U.S. entity which has a full valuation allowance on its net operating loss carryforwards.

13.	The pro forma information presented for the six months ended June 30, 2020 and the year ended December 31, 2019, reflects preferred stock dividends of approximately $0.7 million and $1.3 million, respectively, related to the Series B Preferred Stock and Series C Preferred Stock issued in connection with the Transaction. While the Series C Preferred Stock does not pay a cash dividend, there is a beneficial conversion feature associated with the Series C Preferred Stock that is accreted to the carrying value of the Series C Preferred Stock over time as a deemed dividend. The deemed dividend totaled approximately $40,000 and $80,000 in the pro forma information presented for the six months ended June 30, 2020, and the year ended December 31, 2019, respectively. In addition, the Company has assumed that none of the preferred shares were converted to Class A common stock, nor are they currently dilutive.

14.	The pro forma information presented for the six months ended June 30, 2020 and the year ended December 31, 2019, reflects 17,250,000 additional shares of Class A common stock issued in the public offering completed in July 2020 as well as 446,301 additional shares of Class A common stock issued to the purchaser of convertible notes in the Company’s September 21, 2020 offering as payment for the closing fees for the convertible notes.

The pro forma information presented for the six months ended June 30, 2020 and the year ended December 31, 2019, reflects shares vested related to the restricted stock units granted to Sahara employees in connection with the Transaction assuming that the Transaction was consummated on January 1, 2019. Weighted average shares outstanding related to vested restricted stock units included in the pro information above is 548,710 and 427,705 for the six months ended June 30, 2020 and the year ended December 31, 2019, respectively.